Exhibit 9.01(1)

Amended and Restated Forbearance Agreement

     This Amended and Restated Forbearance Agreement (herein, the “Agreement”) is made as of this 28th day of February, 2005, by and among EaglePicher Holdings, Inc. (“Holdings”), EaglePicher Incorporated (“Borrower”), the banks and other financial institutions party to this Agreement, as Lenders, and Harris Trust and Savings Bank, as Administrative Agent for the Lenders.

Recitals:

     A. The Lenders currently extend credit to the Borrower on the terms and conditions set forth in that certain Credit Agreement dated as of August 7, 2003, as amended, by and among Holdings, the Borrower, the Lenders, and the Administrative Agent (the “Credit Agreement”).

     B. As of November 30, 2004, the Borrower was not in compliance with Sections 6.12 (Interest Expense Coverage Ratio), 6.13 (Leverage Ratio) and 6.14 (Fixed Charge Coverage Ratio) of the Credit Agreement, and the Borrower expects to be late in the delivery of its November 30, 2004 audited financial statements, and December 31, 2004, and January 31, 2005, unaudited financial statements required under Section 5.01(a) and (c) of the Credit Agreement (each such instance of noncompliance being hereinafter referred to as an “Existing Default” and, collectively, the “Existing Defaults”).

     C. The Lenders are not willing to waive the Existing Defaults.

     D. Holdings, the Borrower, the Lenders, and the Administrative Agent are parties to the Forbearance Agreement dated as of February 18, 2005 (herein, the “Original Forbearance Agreement”) pursuant to which, among other things, the Lenders agreed to temporarily forbear from enforcing certain rights and remedies under the Loan Documents as a result of the Existing Defaults.

     E. In recent discussions, Holdings and the Borrower have requested that the Lenders continue to forbear from enforcing certain rights and remedies under the Loan Documents as a result of the Existing Defaults for a limited period of time in order to afford the Borrower the opportunity to negotiate a restructuring of the credit facilities with the Lenders on terms to be mutually agreed upon by the Borrower and the Lenders.

     F. In order to accommodate the Borrower’s request, during and only during the period (the “Standstill Period”) ending on the close of business on June 10, 2005 (the “Scheduled Standstill Expiration Date”), the Lenders are willing to temporarily forbear from exercising certain rights and remedies available solely by reason of the Existing Defaults on the terms, conditions, and provisions contained in this Agreement.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Incorporation of Recitals; Defined Terms. The Borrower acknowledges that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement. In addition, for purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     “Adjusted EBITDA” means Consolidated EBITDA (as defined in the Credit Agreement) plus, to the extent deducted in arriving at such amount, (i) the forbearance fee payable under Section 14 of this Agreement, (ii) attorneys’ fees and expenses incurred by counsel to Holdings, the Borrower, and the Administrative Agent in connection with the Original Forbearance Agreement, this Agreement, and the Participation Agreement (iii) fees of the Lenders’ financial advisor referred to in Section 7(b) below, and (iv) retainer payments and fees to the Borrower’s investment banker(s) referred to in Section 7(c) below.

     “Existing Defaults” is defined in Recital B above.

     “Net Revolving Exposure” means, at any time the same is to be determined, the Revolving Exposure at such time less the principal amount of the Participated Portion of Revolving Loans then outstanding.

     “Net Revolving Commitments” means, at any time the same is to be determined, the Revolving Commitments at such time less the principal amount of the Participated Portion of Revolving Loans then outstanding, which the parties acknowledge is $112,812,500 on the date hereof.

     “Participated Portion of Revolving Loans” means that portion of the Revolving Loans subject to the Participation Agreement, which is in the principal amount of $12,187,500 on the date hereof.

     “Participation Agreement” means the Junior Participation Agreement dated as of February 28, 2005, by and among Granaria Holdings B.V., ABN AMRO Participaties, B.V., the Revolving Lenders party thereto, and the Administrative Agent, as the same may be amended or modified from time to time in accordance with its terms.

     “Scheduled Standstill Expiration Date” is defined in Recital F above.

     “Standstill Period” is defined in Recital F above.

     “Standstill Termination” is defined in Section 8 below.

     2. Acknowledgment of Defaults. The Existing Defaults constitute Events of Default under the Credit Agreement. The Borrower acknowledges that, because of the Existing Defaults, the Lenders are permitted and entitled under Articles IV and VII of the Credit Agreement to decline to provide further credit to the Borrower, to terminate the Commitments, to accelerate the Loans, to require cash collateral for outstanding L/C Exposure, to enforce Liens granted under the Security Documents, and to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law. The Borrower represents to the Administrative Agent and Lenders that there are no Defaults or Events of Default other than the Existing Defaults.

     3. Forbearance. Unless and until a Standstill Termination occurs, the Lenders will not terminate the Commitments, accelerate the Loans, require cash collateral for outstanding L/C Exposure or enforce any of the Liens granted under the Security Documents or, except as provided below, exercise any other rights or remedies available solely by reason of the Existing Defaults.

     4. Revolving Credit. (a) During the Standstill Period, the Borrower may continue to request credit under the Revolving Commitments (including, without limitation, Swingline Loans) and, subject to the terms and conditions hereof, the Revolving Lenders and Swingline Lenders shall continue to make credit available to the Borrower thereunder during the Standstill Period; provided that the Borrower shall immediately make such payments as are necessary to assure that the outstanding Revolving Loans, Swingline Loans and Letters of Credit do not exceed the Revolving Commitments then in effect. Any request for credit under the Revolving Commitments during the Standstill Period shall be subject to the satisfaction of the conditions precedent set forth in Section 4.02 of the Credit Agreement, except to the extent non-compliance with the conditions set forth therein relate solely to an Existing Default and, provided further, that the representations and warranties of the Loan Parties set forth in Section 3.04(d) shall from and after the date hereof be deemed a representation that, since November 30, 2004, except for matters previously disclosed to the Lenders, there has not occurred any fact or circumstance that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, or condition, financial or otherwise, of Holdings, the Borrower and the Subsidiaries, taken as a whole (herein, a “Material Adverse Effect”).

     (b) The Borrower hereby agrees that the Revolving Commitments shall automatically terminate (including any commitment to extend Swingline Loans, Revolving Loans, or Letters of Credit) without notice or demand upon reduction of the Revolving Exposure (determined exclusive of L/C Exposure that has been cash collateralized as provide in the Credit Agreement) to $12,187,500. On or prior to such time, the Borrower shall have deposited cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) of the Credit Agreement to cash collateralize all outstanding L/C Exposure.

     5. Principal Payments. (a) The Borrower shall continue to pay all principal on the Loans and reimbursement obligations on all Letters of Credit when due.

     (b) Notwithstanding anything contained in Section 2.11(a), (c), and (d) of the Credit Agreement to the contrary, all prepayments (whether voluntary or mandatory) made in respect of the Loans or any part thereof from time to time shall first be applied to outstanding Revolving Loans and Swingline Loans until the Net Revolving Exposure is reduced to $95,500,000.

     (c) Notwithstanding anything contained in Section 2.11(c) of the Credit Agreement to the contrary, in the event any Net Proceeds are received by or on behalf of Holdings, the Borrower, or any Subsidiary in respect of any Prepayment Event, the Borrower shall promptly upon receipt prepay the Obligations in an aggregate amount equal to 100% of such Net Proceeds, and the amount of each such prepayment shall be applied as follows: (i) first, to the outstanding Net Revolving Exposure (and the Revolving Commitments shall be permanently reduced by a like amount) until the Net Revolving Commitments are reduced to $95,500,000, (ii) second, to the Tranche B Term Loan Borrowings and the outstanding Net Revolving Exposure (and the Revolving Commitments shall be permanently reduced by a like amount) until the Tranche B Term Loan Borrowings are reduced to zero and the Revolving Commitments are reduced to $12,187,500 and applied to such Obligations based on their Agreed Sharing Percentages thereof, (iii) third, to any remaining Obligations (other than principal and interest with respect to the remaining $12,187,500 of Revolving Commitments) ratably based on the outstanding amounts thereof, and (iv) finally, to principal and interest on the remaining $12,187,500 of Revolving Commitments. For purposes hereof, the term “Agreed Sharing Percentage” initially means 57.094713147% with respect to the Tranche B Term Loan Borrowings and 42.905286853% with respect to the outstanding Net Revolving Exposure, adjusted to reflect any scheduled payments and prepayments made with respect to the Tranche B Term Loan Borrowings and permanent reductions in the Revolving Commitments made after the Net Revolving Commitments have been reduced to $95,500,000, so that after giving effect thereto all reductions in the Tranche B Term Loan Borrowings and permanent reductions in the Net Revolving Commitments at any time made after the Net Revolving Commitments have been reduced to $95,500,000, are allocated 57.094713147% with respect to the Tranche B Term Loan Borrowings and 42.905286853% with respect to permanent reductions in the Net Revolving Commitments.

     6. Interest and Fee Payments. The Borrower will keep interest and fees current on the Loans and Letters of Credit, provided that: (a) Interest Periods on Eurodollar Loans made or continued during the Standstill Period shall be limited to 1, 2, or 3 months, (b) the “Applicable Rate” shall at all times be 3.50% with respect to the ABR Spread (whether for Revolving Loans, Swingline Loans, or Tranche B Term Loans) and 4.50% with respect to the Eurodollar Spread (whether for Revolving Loans or Tranche B Term Loans), (c) the Participated Portion of Revolving Loans shall constitute an ABR Borrowing and shall bear interest at the Alternate Base Rate plus the Applicable Rate, and (d) interest on the Participated Portion of Revolving Loans shall accrue, but not be paid, until the Commitments have terminated and all other Obligations have been paid in full.

     7. Additional Agreements. Holdings, the Borrower, and the Lenders further agree that:

     (a) The Borrower agrees that it shall not, nor shall it permit any Subsidiary to, voluntarily prepay, redeem or repurchase any principal of, or interest or other amounts owing with respect to, any Indebtedness other than Indebtedness outstanding under the Credit Agreement.

     (b) The Administrative Agent shall have the continuing right to engage on behalf of the Lenders a financial advisor, selected by the Administrative Agent, to evaluate the financial condition, operating performance, and business prospects of the Borrower and its Subsidiaries and to perform such other information gathering or evaluation acts as may be reasonably requested by the Administrative Agent or the Required Lenders, and the costs and expenses of such financial advisor shall be borne by the Borrower and constitute part of the Obligations. The Borrower shall promptly pay such costs and expenses as and when invoice(s) for such amounts are delivered to the Borrower by the Administrative Agent. The Borrower shall take reasonable steps to make available to such financial advisor and its representatives such information respecting the financial condition, operating performance, and business prospects of the Borrower and its Subsidiaries as may be reasonably requested and shall make its officers, employees, and independent public accountants available with reasonable prior notice to discuss such information with such financial advisor and its representatives.

     (c) By no later than March 15, 2005, the Borrower shall have engaged one or more nationally recognized investment banking firms selected by the Borrower and reasonably acceptable to the Administrative Agent to explore and evaluate the prompt sale of assets under one or more written engagements letters in form and substance reasonably acceptable to the Administrative Agent, and at all times thereafter the Borrower shall continue to retain such investment banking firm(s), or such other nationally recognized investment banking firms selected by the Borrower and reasonably acceptable to the Administrative Agent, for the purpose of exploring and evaluating the prompt sale of assets under one or more written engagements letters in form and substance reasonably acceptable to the Administrative Agent.

     (d) By no later than March 15, 2005, Holdings and the Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) their November 30, 2004, audited financial statements complying with Section 5.01(a) of the Credit Agreement together with any other information due under Section 5.01 upon the delivery of such annual audited financial statements.

     (e) As soon as available, and in any event within thirty (30) days after the last day of each calendar month, Holdings and the Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) a copy of the consolidated and consolidating balance sheet of Holdings, the Borrower, and their Subsidiaries as of the last day of such month and the consolidated and consolidating statements of income and retained earnings, and consolidated statement of cash flows, of Holdings, the Borrower, and their Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Holdings in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of Holdings acceptable to the Administrative Agent (except unaudited financial statements for December 31, 2004, shall be due March 15, 2005; unaudited financial statements for January 31, 2005, be due

March 21, 2005; and unaudited financial statements for February 28, 2005, shall be due April 15, 2005).

     (f) By Wednesday of each week (commencing no later than March 30, 2005), the Borrower shall deliver to the Administrative Agent (for distribution to the Lenders) a 13-week cash flow forecast showing projected cash receipts and cash disbursements of Holdings, the Borrower, and their Subsidiaries over the following 13-week period (prepared on a consolidated and consolidating basis), together with a reconciliation of actual cash receipts and cash disbursements of Holdings, the Borrower, and their Subsidiaries from the immediately preceding week, prepared by the Borrower and in form and substance, and with such detail, as the Administrative Agent may reasonably require.

     (g) Notwithstanding anything contained in Section 6.04 of the Credit Agreement (Investments, Loans, Advances, Guarantees and Acquisitions) or any other provision of the Loan Documents to the contrary, no Permitted Acquisitions shall be permitted after the date hereof.

     (h) Section 6.05 of the Credit Agreement (Asset Sales) shall be amended and restated to read as follows:

     Section 6.05. Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interests in such Subsidiary, except:

     (a) sales of inventory or used equipment and Permitted Investments in the ordinary course of business;

     (b) sales, transfers and dispositions to the Borrower or a wholly-owned Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

     (c) sales, transfers and other dispositions of assets (other than less than all the Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $15,000,000 during any fiscal year of the Borrower; and

     (d) sales of accounts receivable and related assets pursuant to the Permitted Receivables Financing;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Section 6.05 (b) between Loan Parties) (i) shall be made for fair value and (ii) at least 80% of the total consideration received at the closing of such sale, transfer, lease or disposition shall consist of cash and at least 80% of the total consideration received after taking into account all final purchase price adjustments and/or contingent payments (including working capital adjustment or earn-out provisions) expressly contemplated by the transaction documents, when received shall consist of cash.

     (i) Notwithstanding anything contained in Section 6.08 of the Credit Agreement (Restricted Payments; Certain Payments of Indebtedness) or any other provision of the Loan Documents to the contrary, (i) no management fees shall be paid (but may continue to accrue) to Granaria or its Affiliates on or after February 28, 2005, and reimbursement for their reasonable out-of-pocket expenses relating to the management of Holdings shall be limited to $250,000 in the aggregate for the period from and including February 28, 2005, through and including the Scheduled Standstill Expiration Date, and (ii) no cash dividends shall be paid by Holdings or the Borrower on or after February 28, 2005.

     (j) During the Standstill Period, compliance with Sections 6.12 (Interest Expense Coverage Ratio), 6.13 (Leverage Ratio), 6.14 (Fixed Charge Coverage Ratio), and Section 6.15 (Capital Expenditures) as set forth in the Credit Agreement shall be suspended and in their place Holdings and the Borrower hereby agree to comply with the following:

     (i) Minimum Monthly Adjusted EBITDA. As of the last day of each calendar month set forth below, the Borrower shall maintain Adjusted EBITDA for the month then ended in an amount not less than the amount set forth below:

Minimum Adjusted EBITDA
Month Ended	shall not be less than:
03/31/05	$4,300,000
04/30/05	$4,400,000
05/31/05	$5,100,000

     (ii) Capital Expenditures. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, incur or make any Capital Expenditures during the period from and including February 28, 2005, through and including the Scheduled Standstill Expiration Date that would cause the aggregate amount of Capital Expenditures made by Holdings, the Borrower, and their

Subsidiaries during such period to exceed $10,000,000 in the aggregate.

     (k) The parties hereto hereby acknowledge and agree that the Net Revolving Exposure in excess of $95,500,000 at any one time outstanding (herein, the “First-Out Revolving Exposure”) shall be treated as having a first priority Lien on the Collateral; and in furtherance thereof Holdings, the Borrower, and each of its Subsidiaries executing this Agreement as provided below hereby grant as security for the payment in full of all principal of and interest on the First-Out Revolving Exposure a continuing lien on and security interest in favor of the Administrative Agent, and its successors and assigns, for the benefit of the holders of the Net Revolving Exposure all right, title, or interest in and to all of the following assets and properties, whether now owned or at any time hereafter acquired or in which any such Obligor now has, or at any time in the future may acquire: all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Commercial Tort Claims, books and records pertaining to the Article 9 Collateral (as such terms are defined in the Collateral Agreement), Proceeds and products of any and all of the foregoing, and collateral security and guaranties given by any Person with respect to any of the foregoing, and all of other Collateral as defined in all other Security Document. The foregoing grant of a lien and security interest is in addition to and supplemental of, and not in substitution for, the grant by the relevant Obligor of the security interest and liens granted in the existing Security Documents.

     8. Standstill Termination. As used in this Agreement, “Standstill Termination” shall mean the occurrence of the Scheduled Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Default or Event of Default under the Credit Agreement, in each case other than the Existing Defaults; (b) any failure by Holdings or the Borrower for any reason to comply with any term, condition, or provision contained in this Agreement; (c) any representation made by Holdings or the Borrower in this Agreement or pursuant to it proves to be incorrect or misleading in any material respect when made; (d) the Facility Termination Date (as such term is defined in the Receivables Purchase Agreement) has been declared or has otherwise occurred; or (e) any Material Adverse Effect (as defined in Section 4 above) shall occur as determined in good faith by the Administrative Agent or the Required Lenders. The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a Standstill Termination, the Standstill Period is automatically terminated and the Lenders are then permitted and entitled under Articles 4 and 7 of the Credit Agreement, among other things, to decline to provide additional credit to the Borrower, to permanently terminate the Commitments, to accelerate the Loans, to require cash collateral for outstanding L/C Exposure, and to exercise any other rights and remedies that may be available under the Loan Documents or applicable law.

     9. No Waiver and Reservation of Rights. Holdings and the Borrower acknowledge that the Lenders are not waiving the Existing Defaults, but are simply agreeing to forbear from exercising their rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. Without limiting the generality of the foregoing, Holdings and the Borrower acknowledge and agree that, immediately upon expiration of the Standstill Period, the

Administrative Agent and the Lenders have all of their rights and remedies with respect to the Existing Defaults to the same extent, and with the same force and effect, as if the forbearance had not occurred. Holdings and the Borrower will not assert and hereby forever waive any right to assert that the Administrative Agent or the Lenders are obligated in any way to continue beyond the Standstill Period to forbear from enforcing their rights or remedies or that the Administrative Agent and the Lenders are not entitled to act on the Existing Defaults after the occurrence of a Standstill Termination as if such default had just occurred and the Standstill Period had never existed. Holdings and the Borrower acknowledge that the Lenders have made no representations as to what actions, if any, the Lenders will take after the Standstill Period or upon the occurrence of any Standstill Termination, a Default or Event of Default, and the Lenders and the Administrative Agent must and do hereby specifically reserve any and all rights, remedies, and claims they have (after giving effect hereto) with respect to the Existing Defaults and each other Default or Event of Default that may occur.

     10. Acknowledgement of Liens. Holdings and the Borrower hereby acknowledge and agree that the Obligations owing to the Administrative Agent and the Lenders arising out of or in any manner relating to the Loan Documents shall continue to be secured by Liens on the assets and property of Holdings, the Borrower, and certain Subsidiaries of the Borrower pursuant to the Security Documents heretofore executed and delivered by such Persons, and nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement.

     11. Release. For value received, including without limitation, the agreements of the Lenders in this Agreement, Holdings and the Borrower hereby release the Administrative Agent and each Lender, its current and former shareholders, directors, officers, administrative agents, employees, attorneys, consultants, and professional advisors (collectively, the “Released Parties”) of and from any and all demands, actions, causes of action, suits, controversies, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which Holdings and/or the Borrower has or ever had against the Released Parties from the beginning of the world to this date, arising out of the financing arrangements between the Borrower and the Lenders, and Holdings and the Borrower further acknowledge that, as of the date hereof, they do not have any counterclaim, set-off, or defense against the Released Parties, relating to such financing arrangements each of which Holdings and the Borrower hereby expressly waive.

     12. Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Loan Documents and all of the obligations of Holdings and the Borrower thereunder, the rights and benefits of the Administrative Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect. Without limiting the foregoing, Holdings and the Borrower agree to comply with all of the terms, conditions, and provisions of the Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement. This Agreement and the Loan Documents are intended by the

Lenders as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement.

     13. Equalization following Commitment Termination and Acceleration. In the event the Commitments are terminated and the Loan Document Obligations are accelerated, following repayment of the First-Out Revolving Exposure (as defined in Section 7(k) above), in the event the remaining Net Revolving Exposure at such time is less than the Revolving Lenders’ initial Agreed Sharing Percentage (as defined in Section 5 above) of the sum of the remaining outstanding Net Revolving Exposure and outstanding Tranche B Term Loan Borrowings, the Revolving Lenders agree to acquire a portion of the outstanding Tranche B Term Loan Borrowings so that after giving effect thereto the Revolving Lenders hold their pro rata share of the Revolving Lenders’ initial Agreed Sharing Percentage of the remaining outstanding Net Revolving Exposure and outstanding Tranche B Term Loan Borrowings.

     14. Fees. In consideration of the execution and delivery of this Agreement by the Required Lenders, the Borrower hereby promises to pay to a forbearance fee equal to $500,000, such fee to be paid to the Administrative Agent for the benefit of the Lenders executing and delivering this Agreement on or before the close of business on February 28, 2005 (to be paid to such Lenders in accordance with their respective Revolving Commitments and outstanding Term Loans), which fee shall be fully earned upon the execution and delivery of this Agreement by such Lenders.

     15. Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

     (a) Holdings, the Borrower, the Administrative Agent, and the Required Lenders (and including therein a majority in interest of the holders of the Revolving Exposure and Revolving Commitments and a majority in interest of the holders of the Tranche B Term Loans) shall have executed and delivered this Agreement;

     (b) the Subsidiaries of the Borrower party to the Loan Documents as guarantors and/or grantors shall have executed and delivered their reaffirmation, acknowledgment, and consent in the space provided for that purpose below;

     (c) the Participation Agreement shall have been executed and delivered by the parties thereto, and the conditions precedent to the effectiveness thereof shall have been satisfied in a manner acceptable to the Administrative Agent, and the participants thereunder shall have paid the Administrative Agent for distribution to the Lenders party to the Participation Agreement $12,187,500 representing the purchase price for the Participated Portion of Revolving Loans; and

     (d) the Administrative Agent shall have received the fees called for by Section 14 above.

     Upon the satisfaction of the conditions precedent to the effectiveness of this Agreement set forth above, the parties hereto agree that the Original Forbearance Agreement shall be deemed amended hereby and, from and after the date hereof, this Agreement shall govern and control.

     16. Miscellaneous. By its acceptance hereof, Holdings and the Borrower hereby represent that they each have the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of Holdings and the Borrower enforceable against them in accordance with its terms. Any provision of this Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge and agree that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement, Collateral Agreement, and the other Security Documents. Unless otherwise expressly stated herein, the provisions of this Agreement shall survive the termination of the Standstill Period. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which to constitute an original and all of which taken together to constitute one and the same instrument. This Agreement shall be governed by New York law and shall be governed and interpreted on the same basis as the Credit Agreement.

[Signature Pages to Follow]

     This Amended and Restated Forbearance Agreement is entered into as of the date and year first above written.

“Holdings”

EaglePicher Holdings, Inc.

By
Name
Title

“Borrower”

EaglePicher Incorporated

By
Name
Title

“Administrative Agent”

Harris Trust And Savings Bank, in its individual capacity as Lender and as Administrative Agent

By
Name
Title

Signature Page to the Amended and Restated Forbearance Agreement
among EaglePicher Holdings, Inc., EaglePicher Incorporated,
the Lenders party thereto, and Harris Trust and Savings Bank, as Administrative Agent

Institution:

By
Name
Title

Reaffirmation, Acknowledgement, and Consent of Guarantors

     Each of the undersigned heretofore executed and delivered to the Administrative Agent and the Lenders one or more Loan Documents in support of the Obligations referred to above. Each of the undersigned acknowledges and consents to the Agreement set forth above and agrees to be bound thereby (and, without limiting the foregoing, each of the undersigned further agrees that the undersigned shall be bound by Sections 1, 2, 9, 10, 11, 12, and 16 above as if all references in such Sections to the Borrower were references to the Borrower and the undersigned) and confirms that the Loan Documents executed by it, and all of the obligations of the undersigned thereunder, remain in full force and effect. Each of the undersigned further agrees that the consent of the undersigned to any amendment or modification to the Agreement or any of the Loan Documents referred to therein shall not be required as a result of this consent having been obtained. Each of the undersigned acknowledges that the Administrative Agent and the Lenders are relying on the assurances provided herein in entering into the Agreement set forth above and maintaining credit outstanding to the Borrower.

EaglePicher Investments, LLC	EaglePicher Technologies, LLC
Eagle-Picher Far East, Inc.
EaglePicher Filtration & Minerals, Inc.
EaglePicher Automotive, Inc.	By

Daisy Parts, Inc.		Name

Carpenter Enterprises Limited		Title

EaglePicher Pharmaceutical Services, LLC

By

Name

Title